UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 15, 2015
Cintas Corporation
(Exact name of registrant as specified in its charter)

Washington	0-11399	31-1188630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, Ohio	45262-5737
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (513) 459-1200
_________________________________________________
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

¨	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨	Pre-commencement communications pursuant to Rule 14-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
As previously disclosed, on April 30, 2014, certain subsidiaries of Cintas Corporation (“Cintas”) consummated an agreement (the “JV Framework Agreement”) with the shareholders of Shred-it International Inc. (“Shred-it”) to combine the document destruction, recycling and related ancillary services businesses of Cintas and Shred-it. Pursuant to the terms of the JV Framework Agreement, each of Cintas and Shred-it contributed substantially all of its equity interests in, and the assets of, its document destruction, recycling and related ancillary services business to a newly formed joint venture limited partnership (the “JV Partnership”) in exchange for an approximate 42% and 58% equity interest in the JV Partnership, respectively. Additionally, Cintas received cash proceeds of $180 million at the closing of this transaction.
On July 15, 2015, Cintas and the other members of the JV Partnership entered into an agreement with Stericycle, Inc. (“Stericycle”) and the other parties thereto, pursuant to which Stericycle has agreed to acquire, among other things, all of the equity interests in the JV Partnership (the “Transaction”). In connection with the closing of the Transaction, Cintas will be entitled to a cash payment of approximately $550 million to $600 million before taxes in return for its 42% interest in the JV Partnership. The parties’ obligations to consummate the Transaction are conditioned upon obtaining regulatory approvals and the satisfaction of other customary closing conditions.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINTAS CORPORATION

Date: July 21, 2015	By:	/s/ J. Michael Hansen
J. Michael Hansen
Vice President and Chief Financial Officer